UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2009

WILSHIRE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4673	84-0513668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Gateway Center,find Newark, NJ	07102
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:    (201) 420-2796

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 1, 2009 Wilshire Enterprises, Inc. (the “Company”) received a notice dated November 30, 2009 from NYSE Amex LLC (“NYSE Amex” or the “Exchange”) indicating that the Company was not in compliance with the continued listing standards set forth in Section 1003(a)(ii) of the Exchange’s Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) of the Exchange’s Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

In order to maintain its listing on the Exchange, the Company must submit a plan by December 30, 2009 addressing how it intends to regain compliance with Section 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide by May 30, 2011. The Company intends to consider all available alternatives to achieve compliance and intends to timely submit a plan to the Exchange that demonstrates the Company’s ability to achieve compliance. Subject to the Exchange’s acceptance of the Company’s plan and the Company’s compliance with the Exchange’s other continued listing standards, the Company’s common stock will remain listed on NYSE Amex during the plan period. There can be no assurance that any plan submitted by the Company will be accepted by NYSE Amex or, if such a plan is accepted, that the Company acting in accordance with the plan will be successful in regaining compliance with NYSE Amex’s continued listing standards.

On December 7, 2009, the Company issued a press release announcing the receipt of the notice from NYSE Amex. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release of Wilshire Enterprises, Inc., dated December 7, 2009.

SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

	By:	/s/ S. Wilzig Izak

	Name:	S. Wilzig Izak
	Title:	Chairman of the Board and Chief
Executive Officer

Dated: December 7, 2009

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

99.1	Press Release of Wilshire Enterprises, Inc., dated December 7, 2009.	E